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                                                                     EXHIBIT 4.3

                                 AMENDMENT NO. 1

                                       TO

                      AMENDED AND RESTATED RIGHTS AGREEMENT

         This Amendment No. 1 (this "Amendment") to the Amended and Restated Rights Agreement between Suburban Lodges of America, Inc., a Georgia corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation (the "Rights Agent"), dated as of May 4, 2001 (the "Rights Agreement"), is made as of January 29, 2002 by and between the Company and the Rights Agent. All capitalized terms used in this Amendment and not defined herein shall have the meaning given such terms in the Rights Agreement.

         WHEREAS, Section 27 of the Rights Agreement provides generally that prior to any Distribution Date, as such term is defined in Section 1(j) of the Rights Agreement, the Company and the Rights Agent may, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of the holders of the Company's common stock;

         WHEREAS, no Distribution Date has yet occurred; and

         WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in certain respects as set forth herein.

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Amendments to Rights Agreement.

         (a) Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of such section:

                           Notwithstanding anything in this Agreement to the contrary, none of InTown Holding Company, LLC, a Georgia limited liability company ("Holding"), InTown Suites Management, Inc., a Georgia corporation and a wholly-owned subsidiary of Holding ("Parent"), or InTown Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of Parent ("Sub"), or any of their respective Affiliates or Associates, shall, by virtue of the transactions described in and contemplated by that certain Agreement and Plan of Merger, dated as of January 29, 2002, by and between the Company, Holding, Parent and Sub, (the "Merger Agreement"), including, but not limited to, the execution and delivery of that certain Voting Agreement, dated as of January 29, 2002, and entered into by and among Parent and certain officers and members of the Board of Directors of the Company in connection with the execution and delivery of the Merger Agreement (the "Voting Agreement"), be deemed to be an Acquiring Person for any purposes of this Agreement.


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         (b)      Section 1(j) of the Rights Agreement is hereby amended by
                  adding the following sentence at the end of such section:

                           Notwithstanding anything in this Agreement to the contrary, no Distribution Date, as such term is used in this Agreement, shall occur as a result of the actions taken by the Company, Holding, Parent, Sub, or any of their respective Affiliates or Associates, in connection with the execution and delivery of the Merger Agreement, or the consummation of the transactions described therein and contemplated thereby, including, but not limited to the execution and delivery of the Voting Agreement by any party thereto, the public announcement of the execution of the Merger Agreement by the Company, Holding, Parent or Sub, or the consummation of the Merger of Sub with and into the Company under and pursuant to the terms of the Merger Agreement (the "Merger").

         (c) Section 1(x) of the Rights Agreement is hereby amended by adding the following sentence at the end of such section:

                           Notwithstanding anything in this Agreement to the contrary, no Share Acquisition Date, as such term is used in this Agreement, shall occur as a result of the actions taken by the Company, Holding, Parent, Sub, or any of their respective Affiliates or Associates, in connection with the execution and delivery of the Merger Agreement, or the consummation of the transactions described therein and contemplated thereby, including, but not limited to the execution and delivery of the Voting Agreement by any party thereto, the public announcement of the execution of the Merger Agreement by Company, Holding, Parent or Sub, or the consummation of the Merger.

         (d) Section 7 of the Rights Agreement is hereby amended by adding the following subsection (f) at the end of such section:

                           (f) Notwithstanding anything in this Agreement to the contrary, at the Effective Time (as defined in the Merger Agreement) of the Merger, and without any further action and without any notice, the right to exercise the Rights will terminate, all Rights will be deemed cancelled and retired, and the holders of Rights will no longer be entitled to exercise any Rights associated with the Common Stock.

2. Effectiveness. This Amendment shall become effective immediately. Except as expressly amended herein, the terms and conditions of the Agreement shall continue in full force and effect.

3. Defined terms. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                       SUBURBAN LODGES OF AMERICA, INC.



                                       By: /S/ David E. Krischer
                                          -------------------------------------
                                          Name: David E. Krischer
                                               --------------------------------
                                          Title: CEO
                                                -------------------------------

                                       AMERICAN STOCK TRANSFER & TRUST COMPANY



                                       By: /S/ Herbert J. Lemmer
                                          -------------------------------------
                                          Name: Herbert J. Lemmer
                                               --------------------------------
                                          Title: Vice President
                                                -------------------------------